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                                                                  Exhibit (d)(8)

                     MORGAN STANLEY INSTITUTIONAL FUND, INC.

        SUPPLEMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

                          GLOBAL REAL ESTATE PORTFOLIO

     SUPPLEMENT (the "Supplement") to AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT, dated as of June 1, 2005 by and between Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the "Fund"), and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Asset Management Inc.), a Delaware corporation (the "Adviser") (the "Agreement").

                                    RECITALS

     WHEREAS, the Fund has executed and delivered the Agreement, which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund.

     WHEREAS, the Fund has created one additional portfolio: Global Real Estate Portfolio (the "Portfolio").

                                   AGREEMENTS

     Now, therefore, the parties agree as follows:

     The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Portfolio will be as set forth below:

PORTFOLIO                                CONTRACTUAL RATE OF ADVISORY FEE
---------                                --------------------------------
Global Real Estate Portfolio             0.85% of the Portfolio's average daily net assets.

     This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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     The parties listed below have executed this Supplement as of the 25th day of April, 2006.

MORGAN STANLEY INVESTMENT                 MORGAN STANLEY INSTITUTIONAL
MANAGEMENT INC.                           FUND, INC.

/s/ Ronald E. Robison                                /s/ Ronald E. Robison
-------------------------------------            -------------------------------
Name:  Ronald E. Robison                  Name:  Ronald E. Robison
Title: Managing Director and Director     Title: President and
                                                 Principal Executive Officer